Exhibit 97.1

KURA SUSHI USA, INC.
POLICY REGARDING RECOUPMENT OF INCENTIVE COMPENSATION
UPON RESTATEMENT OR MISSTATEMENT OF FINANCIAL
RESULTS, OR AS REQUIRED BY LAW

The Board of Directors (the “Board”) of Kura Sushi USA, Inc. (the “Company”) has adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D-1 (“Rule 10D-1”) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), including Nasdaq Rule 5608, and amends and supersedes any previous policy of the Board with regard to recoupment of incentive compensation.

Administration

This Policy shall be administered by the Compensation Committee or a majority of the independent directors of the Board, in which case references herein to the Board shall be deemed references to the Compensation Committee or a majority of the independent directors of the Board, as so designated by the Board. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Rule 10D-1 and the applicable Nasdaq rules (the “Covered Executives”). This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Recoupment; Accounting Restatement

The Board shall only be entitled to exercise remedies pursuant to this Policy in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. The Board shall require reimbursement or forfeiture of any excess Incentive-Based Compensation received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. The Board shall recover any excess Incentive-Based Compensation by a method determined in its sole discretion, unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 or the applicable Nasdaq rules.

Incentive-Based Compensation

“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy, provided that, the recovery of any recoverable amount of Incentive-Based Compensation shall be mandatory, except to the extent that one of the limited exemptions set forth in Rule 10D-1(b)(1)(iv) applies. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any other applicable rules or standards of the Securities and Exchange Commission or Nasdaq.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Rule 10D-1 and to comply with any Nasdaq rules. The Board may terminate this Policy at any time. Notwithstanding anything in this Section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, Securities Exchange Commission rule or the rules of Nasdaq.

Other Recoupment Rights

The Board’s power to determine the appropriate punishment for the executive officer(s) is in addition to, and not in replacement of, remedies enforcement entities shall have (i) against the Company’s Section 16 officers under Section 954 of the Dodd-Frank Act (adding Section 10D to the Exchange Act), or (ii) against the CEO or CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Adopted: August 5, 2019

Updated: November 1, 2023